Exhibit 99.1

Company contact:

Ronald H. Spair	Shauna White
Chief Financial Officer	Corporate Marketing Manager
610-882-1820	484-353-1575
investorinfo@orasure.com	media@orasure.com

ORASURE TECHNOLOGIES APPOINTS ARADHANA SARIN, M.D.

TO BOARD OF DIRECTORS

BETHLEHEM, PA. – February 2, 2018 – OraSure Technologies, Inc. (NASDAQ: OSUR), a leader in point of care diagnostic tests and specimen collection devices, today announced the appointment of Dr. Aradhana Sarin, as a member of the Company’s Board of Directors. Dr. Sarin will serve as a Class II Director with an initial term expiring at the Company’s 2020 Annual Meeting of Stockholders. She will also serve on the Audit Committee and Nominating and Corporate Governance Committee of the Board.

“As OraSure continues to grow and execute against its strategic priorities, we welcome the addition of Aradhana to our Board of Directors,” said Stephen S. Tang, Ph.D., Chairman of the Board. “Aradhana’s many years of experience in the healthcare industry, first as a medical doctor and then as an investment banker, will add a valuable new perspective and skill set to our Board. With her long and successful track record in leading the healthcare practice of a major investment bank, Aradhana brings not only executive leadership to the Board but also extensive knowledge in business development and strategic matters, both of which will be critical as the Company pursues its future growth strategy.”

Dr. Sarin, 43, currently serves as Senior Vice President, Head of Corporate Business Development & Strategy for Alexion Pharmaceuticals, a global biopharmaceutical company that is serving patients and families affected by rare diseases through the innovation, development and commercialization of life-changing therapies. Dr. Sarin also serves as Co-Chair of the Executive Management Committee overseeing Science and Innovation at Alexion.

Dr. Sarin brings over 20 years of professional experience at global financial institutions. She has extensive knowledge of global healthcare systems, and has closed over 100 M&A, equity and debt financing transactions. Prior to Alexion, Dr. Sarin was at Citi Global Banking, where she served as the Managing Director of Healthcare Corporate & Investment Banking, focusing on clients in the diagnostics, life sciences and biopharmaceutical sectors. Prior to joining Citi, Dr. Sarin served as Managing Director of Healthcare Investment Banking at UBS, where she led a number of complex M&A deals. Prior to this, Dr. Sarin worked at JP Morgan in the M&A Advisory and Healthcare groups focusing on transaction execution. Before her banking career, Dr. Sarin spent two years as a medical resident doctor practicing in both India and Africa. Dr. Sarin has a strong orientation for science, an excellent understanding of the entire healthcare sector, extensive relationships, and deep transactional experience. Dr. Sarin received her MBA from Stanford Business School and obtained her medical training from the University of Delhi.

About OraSure Technologies

OraSure Technologies is a leader in the development, manufacture and distribution of point of care diagnostic and collection devices and other technologies designed to detect or diagnose critical medical conditions. Its first-to-market, innovative products include rapid tests for the detection of antibodies to HIV and HCV on the OraQuick® platform, oral fluid sample collection, stabilization and preparation products for molecular diagnostic applications, and oral fluid laboratory tests for detecting various drugs of abuse. OraSure’s portfolio of products is sold globally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, research and academic institutions, distributors, government agencies, physicians’ offices, commercial and industrial entities and consumers. The Company’s products enable healthcare providers to deliver critical information to patients, empowering them to make decisions to improve and protect their health. For more information on OraSure Technologies, please visit www.orasure.com.

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